EXHIBIT 10.7

SERVICES AGREEMENT

BETWEEN:	1. Cardio3 Biosciences S.A., a company established under the laws of Belgium, with registered office at B-1435 Mont-Saint-Guibert, Rue Edouard Belin 12 (Belgium) and registered with the legal entity Register of Nivelles under number 0891.118.115, represented by Christian Homsy, CEO

hereinafter referred to as the “Company”;

AND:	2. Advanced Therapies Consulting Limited, a company established under the laws of the United Kingdom, with a branch office in Belgium registered at B-9080 Lochristi, Nerenhoek 18 (Belgium) (hereinafter referred to as “ATC”).

Represented by Peter de Waele, Managing Director

hereinafter referred to as the “Services Provider”;

The Company and the Services Provider are collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

The Company’s business is to develop stem cell-based therapies for the treatment of cardiovascular diseases.

The Services Provider provides consulting and management services in the same field.

The Services Provider was appointed as Vice President Research and Development on 15 October 2010, by a decision of the Board of Directors, entrusted with the Company’s Research and Development daily management.

By this agreement (the “Agreement”), the Parties wish to determine their rights and the obligations with regards to the performance of the Services, as defined hereinafter under Article 2.1.

IT HAS BEEN AGREED THEREFORE WHAT FOLLOWS:

Article 1 - Definitions

In the Agreement, the following terms shall have the following meanings (unless the context requires otherwise):

Board: the board of directors of the Company;

Capacity: as agent, manager, director, employee, owner, partner, shareholder or in any other capacity;

Competing Business: a business which is similar to or in any way competes with the business of the Company;

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company for the time being confidential to the Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any of its business contacts;

Parent: the ultimate mother company consolidating the Company;

Termination Date: the date of termination of the Agreement howsoever arising.

Article 2 - Services to be provided by the Services Provider

2.1.	The Services Provider will (hereinafter collectively referred to as the “Services”):

•	Ensure the daily management of the Company’ Research and Development activities and project;

•	Collaborate to and implement the Board’s decisions and provide information on a regular basis to the Board about the research and development activities and projects of the Company;

•	Implement the global strategy of the Company as decided by the Board, by adopting measures to ensure the development of the Company’s projects and research and development activities;

•	Participate to the definition of the R&D strategy and long term plan;

•	Manage the R&D department budget and resources;

•	Manage of the Scientific Advisory Board;

•	In general, do whatever is necessary or useful and use its best endeavors to promote the interests of the Company.

2.2.	The Services Provider will perform the Services part time, corresponding to 10 days per month.

2.3.	The Services Provider shall comply with all reasonable standards of safety and comply with the Company’s health and safety procedures from time to time in force at the premises where the Services are provided.

2.4.	The Parties hereby agree that the Services will be rendered and performed by the Services Provider. In case of death of the Services Provider, the Agreement shall automatically terminate pursuant to the provisions of Article 10.2. hereafter. If the Services Provider is unable to perform the Services described in point 2.1. for more than 3 consecutive months for any reason whatsoever (such as incapacity) other than death (hereinafter the “Default”), the Company may automatically terminate pursuant to the provision of Article 10.2. hereafter.

2.5.	The Company shall put at the disposal of the Services Provider, at the registered office of the Company, all financial and technical means and the human resources necessary for the performance of the Services, such as (this list not being exhaustive) furnished premises, administrative and scientific staff or telecommunication means, within a budget approved beforehand by the Board.

2.6.	The Company shall give the Services Provider access to all information needed for the proper performance of the Services. It is however agreed by the Parties that all material, records or information, on whatever media, which shall be at the disposal of the Services Provider, shall remain the ownership of the Company. On Termination Date, the Services Provider shall comply with the provisions of Article 11 hereafter.

Article 3 - Non-exclusivity

Nothing in the Agreement shall prevent the Services Provider from being involved or having any financial interest in any Capacity in any other business, trade, profession or occupation during the Agreement provided that such activity:

(a)	does not cause a breach of any of the Services Provider’s obligations under the Agreement;

(b)	is not detrimental to the proper performance of the Agreement; and

(c)	is not related to a Competing Business, it being understood that this prohibition shall also extend to a period of six months after Termination Date.

Article 4 - Fees, bonus, expenses, invoicing and payment terms

4.1.	In consideration of the provision of the Services, the Company shall pay to the Services Provider a daily compensation as set out in Schedule A. The monthly fee is payable by bank transfer to the account designated by the Services Provider (hereinafter the “Fee”) no later than 15 days after the month end.

4.2.	In addition to the Fee, the Services Provider will also be entitled to a yearly bonus, corresponding (if any) to a maximum of 10% of the yearly compensation in full discretion by the Board based on recommendation made by the Company’s Chief Executive Officer. The bonus if determined on the basis of the Services Provider’s personal performances and of the Company’s overall performances (hereinafter the “Bonus”).

4.3.	The Company shall reimburse (or procure the reimbursement of) all reasonable expenses, properly and necessarily incurred by the Services Provider in the course of the performance of the Agreement and evidenced by receipts or settled invoices or evidence otherwise approved by the Company as appropriate.

4.4.	The Bonus, if any, will be considered as due to the Services Provider 30 days following the approval of its amount by the Board and will be paid to the Services Provider at the latest within 15 days after the month end following the moment the relevant Bonus is considered to be due.

Article 5 - Confidential Information

5.1.	The Services Provider shall not (except in the proper course of its duties) either during the Agreement or at any time after the Termination Date for a period of 5 years, use or disclose Confidential Information to any third party and shall use its best endeavours to prevent the publication or disclosure of any Confidential Information. This restriction does not apply to:

(a)	any use or disclosure authorised by the Company or required by law or by court order; or

(b)	any information which is already in, or comes into, the public domain otherwise than through the Services Provider’s unauthorized disclosure.

5.2.	A Party shall not at any time either during the Agreement or at any time after the Termination Date for a period of 5 years, disclose the subject and contents of the Agreement without the prior written consent of the other Party, unless disclosure is required by law or y court order and in such case the other Party shall be informed in advance of the contents and timing of such disclosure

Article 6 - Non-solicitation of customers and employees

The Services Provider agrees that during the Agreement and for a period of twelve months immediately after Termination Date, the Services Provider will not, directly or indirectly, for itself or on behalf of any other person, partnership, company or corporation:

(a)	divert or attempt to divert any customers, suppliers or accounts from the Company to a Competing Business; or

(b)	call upon any customer or customers of the Company for the purpose of soliciting and/or selling to any such customers, any product or service competing with products or services sold or provided by the Company; or

(c)	induce or attempt to induce any employees of the Company to terminate their employment for the purpose of employment with a Competing Business.

Article 7 - Intellectual Property

7.1.	All intellectual and industrial property (including, without limitation, patentable inventions and copyrights) conceived or generated by the Service Provider in performance of its Services shall be assigned to and will be fully owned by the Company and may be used by the Company in connection with its activities and for any other purpose, including commercial exploitation in any manner.

7.2.	In the event that, according to the applicable law, the Service Provider has made a patentable contribution to any invention made during the performance of his Services, then he shall be named as co-author in any patent application or publication thereon.

7.3.	The Service Provider agrees that he will take all necessary steps to ascertain that any copyright or other right to any ideas, information and know-how, drawings, instruction sheets, slides, charts or any other creative works developed by him in the framework of the performance of the Services and which relate specifically to the Company or its business, be vested in or transferred to the Company or any other person or company indicated by the Company.

Article 8 - Assignability

Neither the Agreement, nor any rights or benefits hereunder, may be assigned, transferred or contributed without the written consent of both Parties hereto, and any such assignment, transfer or contribution without the consent of the other Party shall be null and void.

Article 9 - Administrative formalities and liability of the Services Provider

9.1.	The Services Provider will comply at all times with all applicable legal provisions and more in particular with social security and tax obligations. The Services Provider shall be fully liable for its own income tax, social security contributions and any other levies or charges arising from the performance of the Services and the payment of the Fee and the Bonus.

9.2.	The Company shall hold the Service Provider harmless for any wrongful performance of his obligations under the Agreement, except for gross negligence or fraud and shall indemnify him for any damages suffered as a result of an action brought against the Company and/or himself by a third party resulting from a wrongful performance of his obligations, excluding any liability resulting from the Service Provider’s own gross negligence or fraud.

Article 10 - Duration of the Agreement and termination

10.1.	The Agreement is deemed to come into force on [EFFECTIVE DATE] and shall be for an unlimited duration, unless terminated at an earlier time in accordance with the provisions of Articles 2.3., 10.2, 10.3 and 10.4.

10.2.	The Agreement shall automatically terminate with immediate effect and without payment of any indemnity in accordance with the provisions of Article 2.3.

10.3.	The Agreement shall automatically terminate with immediate effect upon dismissal, for whatever reason, of the Services Provider as Chief Scientific Officer of the Company. The Termination Date shall be deemed to be the date of the decision of the Board dismissing the Services Provider.

In such case, the notice period, to the extent the Company gave a notice period, will correspond to 3 months of services.

10.4.	The Agreement shall automatically terminate with immediate effect upon resignation of the Services Provider from its position as Chief Scientific Officer of the Company, for whatever reason. The Termination Date shall be deemed to be the date upon which its resignation shall take effect.

In such case, the notice period, to the extent the Company wish to have a notice period, will correspond to 3 months of services.

10.5.	Notwithstanding any termination of the Agreement, the obligations under Article 3 c, Article 5 and Article 6 shall remain in force for the duration provided for in said clauses.

Article 11 - Obligations upon termination

On Termination Date, the Services Provider shall:

(a)	immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company or its business contacts, any keys, and any other property of the Company, which is in its possession or under its control;

(b)	irretrievably delete any information relating to the business of the Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in its possession or under its control outside the premises of the Company; and

(c)	provide a signed statement that it has complied fully with its obligations under this Article 11.

Article 12 - Notices and computation of delays

12.1.	All notices or other communications required or permitted under the Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) addressed by registered letter.

12.2.	Any such notice or communication shall be deemed to have been received:

(a)	if delivered personally at the date of delivery as indicated on the receipt of delivery;

(b)	in the case of registered post, 3 calendar days after the date of posting.

12.3.	All notice periods and delays described in the Agreement are calculated in calendar months.

Article 13 - Headers

The descriptive headings of the Agreement are for the sake of convenience only and shall not control or affect the meaning, construction or interpretation of any provision of the Agreement.

Article 14 - Invalidity of a provision

If any provision of the Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of the Agreement shall not be affected and shall remain in full force and effect, and Parties shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed in such illegal, void or unenforceable provision.

Article 15 - Entire agreement and previous contracts

Each Party acknowledges and agrees with the other Party that this Agreement together with any documents referred to in it constitutes the entire agreement and understanding between the Services Provider and the Company and supersedes any previous agreement between them relating to the Agreement (which shall be deemed to have been terminated by mutual consent).

Article 16 - Variation

No variation of the Agreement or of any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

Article 17 - Governing law and jurisdiction

17.1.	This Agreement shall be exclusively governed by and construed in accordance with the laws of Belgium.

17.2.	Any dispute arising out or in connection with the Agreement shall be submitted to the exclusive jurisdiction of the courts of Brussels, Belgium.

Executed in two originals in Mont-Saint-Guibert, on November 2, 2010.

The Company:	The Services Provider:

/s/ Christian Homsy	/s/ Peter De Waele
Mr Christian Homsy	Mr Peter De Waele
Chief Executive Officer	Managing Director

SCHEDULE A

Fees:

•	Service Provider will provide Services at daily compensation of 1.100 € (one thousand and one hundred Euro) per day; to be increased with travelling costs (vide infra).

•	Daily compensation will be increased automatically on an annual basis with a minimum of 4%, reflecting the annual increase of the cost of living (COL), at the start of each calendar year;

•	Fees will be invoiced on a monthly basis; if payment is not received within defined period, a surcharge of 15% per year will be charged as from the first day following the 15 days payment period, augmented with a fixed amount of 50 € per invoice.

Expenses:

•	Travel:

•	€ 0,43 per km by car within Belgium, starting from the ATC office located Nerenhoek 18, 9080 Lochristi, Belgium, and € 0,62 per km outside of Belgium, augmented with eventual toll fees for highways, bridges, tunnels, parking expenses etc.;

•	Payments for car per km will be increased automatically on an annual basis with 4%, reflecting the annual increase of the cost of living (COL), at the start of each calendar year;

•	train, plane, taxi and any other (public) transportation: prepaid by Company or reimbursed at cost in compliance with Company travel policy;

•	hotel accommodation or equivalent, out of pocket expenses (meals, drinks, tolls, parking tickets) and any other related expenses: against invoice or equivalent (VISA credit note or equivalent).

•	Congress or workshop participation:

Any charges for participation at congresses, workshops or alike, in consent with Company, will be charged at cost.

•	Telephone:

National and international telephone calls and faxes will be charged at cost, including costs for mobile phone calls.

•	ICT etc.:

Additional costs for local printing can be charged at 0,06€/page.

If particular access to paid databases is required, additional costs will be charged.

If particular software and/or hardware is required, expenses will be charged at cost.

•	VAT:

Amounts listed for Fees and Expenses are excluding VAT.

All payments to be made in Euro (€).

•	The invoice will be paid in Euro (€) on the account at Fortis Bank (Belgium), account number 001-5149092-20, IBAN: BE28 0015 1490 9220; BIC: GEBABEBB, of Advanced Therapies Consulting Limited; VAT: BE 0887.889.302; the account may be changed as notified to Company.